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                                                                     Exhibit 10M

                             THE DEXTER CORPORATION
                   SENIOR MANAGEMENT EXECUTIVE INCENTIVE PLAN

1.       Purpose.

         The purpose of The Dexter Corporation Senior Management Executive Incentive Plan is to enhance the ability of the Company to attract, motivate, reward and retain executive officers and to align their interests with those of the Company's stockholders by providing additional cash compensation to designated executive officers of the Company based on the achievement of objective performance targets.

2.       Definitions.

         (a) "Award" shall mean an incentive award earned by a Participant under the Plan for a Performance Period.

         (b) "Base Salary" for a Performance Period shall mean the Participant's base salary during such Performance Period. Base salary does not include Awards under the Plan, long-term incentive awards, imputed income from such programs as executive life insurance, or nonrecurring items such as moving expenses, and is based on salary earnings before reductions for such items as contributions under
Section 401(k) of the Internal Revenue Code of 1986, as amended.

         (c) "Board" shall mean the Board of Directors of the Company.

         (d) "Committee" shall mean the Compensation and Organization Committee of the Board.

         (e) "Company" shall mean The Dexter Corporation, its successors and assigns.

         (f) "Disability" shall mean permanent disability, as provided in the Company's long-term disability plan.

         (g) "Division" shall mean a division of the Company as may be designated by the Committee.

         (h) "Division Contribution" for any Performance Period shall mean net income for such period, before acquisition charges, interest expense, LIFO gain or loss, other nonoperating charges, taxes on income and minority interest income, all as reflected in the Company's internal financial statements for such Performance Period.


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                                                          Exhibit 10M, continued

         (i) "Earnings Per Share" for any Performance Period shall mean the consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by the weighted average number of shares of the Company's common stock.

         (j) "Participant", for any Performance Period, shall mean an executive officer selected by the Committee to participate in the Plan for such Performance Period.

         (k) "Performance Criteria" shall mean (i) Earnings Per Share, (ii) Return on Equity, (iii) Revenues, (iv) Division Contribution, or (v) any combination of the foregoing.

         (l) "Performance Period" shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned.

         (m) "Performance Target" shall mean a financial target for a Performance Period which is expressed in one or more Performance Criteria and upon the attainment of which a Participant earns an Award. Performance Targets may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Division, a region or any combination of the foregoing. Performance Targets may be absolute or relative and may be expressed in terms of a progression within a specified range.

         (n) "Plan" shall mean this Senior Management Executive Incentive Plan, as from time to time amended and in effect.

         (o) "Retirement" shall mean retirement at age 65 or early retirement with the prior written approval of the Company.

         (p) "Return on Equity" for any Performance Period shall mean consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by average shareholder equity.

         (q) "Revenues" for any Performance Period shall mean (i) in respect of the Company, the consolidated net sales of the Company for such period, and (ii) in respect of a Division, the net sales of said Division for such period.

         (r) "Subsidiary" shall mean a corporation defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, with the Company being treated as the employer corporation for purposes of this definition.

         (s) "Target Award Percentage" for a Participant with respect to any Performance Period shall mean the percentage of the Participant's Base Salary that the Participant



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                                                          Exhibit 10M, continued

would earn as an Award for that Performance Period determined based upon the attainment of a Performance Target applicable to such Participant.

3.       Eligibility.

         Participation in the Plan for a Performance Period shall be limited to those executive officers who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with
Section 5 of this Plan, to participate in the Plan for that Performance Period.

         To be eligible to receive an Award for any Performance Period a Participant must be actively employed by the Company on each day of the Performance Period.

4.       Administration.

         The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Performance Periods, Performance Targets and Target Award Percentages applicable to each Participant and the amount of compensation payable to each Participant upon the achievement of such targets, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of the Award that would otherwise be payable pursuant to the terms of the Plan. The Committee's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and the Subsidiaries, and the Participants and their respective beneficiaries.

5.       Determination of Awards.

         For each Performance Period, the Committee shall designate and establish the executive officers, if any, who shall be Participants during that Performance Period and the Performance Targets and Target Award Percentages for each Participant, in each case, before the expiration of 25% of the relevant Performance Period, but no later than 90 days after the commencement of such Performance Period. The Performance Targets shall be based on one or more Performance Criteria. The Committee shall prepare schedules with respect to each Performance Period, which will be treated as part of the Plan for that Performance Period, setting forth (a) the Participants, (b) Participant Target Award


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                                                          Exhibit 10M, continued

Percentage and (c) Participant Performance Targets, in each case, for that Performance Period. The Committee shall notify each Participant of his or her Target Award Percentage and Performance Target for the Performance Period.

         The amount of a Participant Award is equal to the product of his or her Target Award Percentage and his or her Base Salary.

         Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, prior to the written certification of the Committee of the amount of such Award.

         As a condition to the right of a Participant to receive an Award, the Committee shall first certify, in writing, that the Award has been determined in accordance with the provisions of the Plan.

         The maximum amount of Awards that any participant may receive with respect to any fiscal year of the Company during which the Plan is in effect is $1 million.

6.       Changes to the Target.

         The Committee may change the Performance Targets to reflect a change in corporate capitalization, a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or the occurrence of unexpected events, such as an acquisition or disposition, product liability judgment or such others as the Committee may determine prior to the expiration of 25% of the relevant Performance Period, but no later than 90 days after the commencement of such Performance Period.

7.       Payment of Awards.

         As soon as practicable after the close of a Performance Period, the Committee shall review and approve each Participant Award. Subject to the provisions of Section 8 of the Plan, each Award shall be paid in a single lump sum cash payment as soon as practicable after the close of the Performance Period, but no later than 120 days after the close of the Performance Period. The Committee shall certify in writing prior to payment of any Award that the relevant Performance Targets were satisfied.

8.       Designation of Beneficiary.

         A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke



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                                                          Exhibit 10M, continued

such designation. A beneficiary designation, or revocation of a prior beneficiary will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

9.       Amendments.

         The Committee may at any time amend (in whole or in part) this Plan. No such amendment which adversely affects any Participant rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto. All Awards are intended not to be subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to be subject to such deduction limitation.

10.      Termination.

         The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination, the following provisions of this Section 10 shall apply notwithstanding any other provisions of the Plan to the contrary:

         (a) The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the "Termination Date") and for which the Award has not yet been paid, an amount equal to the amount his or her Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

         (b) Each Award payable under this Section 10 shall be paid at such time as the Committee shall determine.

11.      Miscellaneous Provisions.

         (a) This Plan is not a contract between the Company and the executive officers or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any individual any right to be a Participant, receive an Award or be retained in the employ of the Company. The Company is under no obligation to continue the Plan.



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                                                          Exhibit 10M, continued

         (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

         (c) The Plan shall be unfunded. The Plan shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

         (d) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

         (e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management exercised by the officers and the Board or committees thereof to change the duties or the character of employment of any employee (including any executive officer) of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

         (f) The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Connecticut.

12.      Stockholder Approval.

         This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1996 Annual Meeting, and such stockholder approval shall be a condition to the right of a Participant to receive any benefits hereunder.

13.      Effective Date.

         This Plan shall be effective as of the date that it is approved by the Board.



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